Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Dune Energy, Inc. on Form S-1 (Post-Effective Amendment No. 1) (File no. 333-189168) of (i) of our report dated March 7, 2014, with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2013 and 2012 and (ii) our report dated March 8, 2013 with respect to the audited consolidated financial statements of Dune Energy, Inc. for the years ended December 31, 2012 and 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malone–bailey.com
Houston, Texas

March 12, 2014